EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(216) 706-9250

LESCO to Record Fourth Quarter Charge Related to Supply Contract

CLEVELAND, Ohio – December 21, 2004 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that the Company will record an approximately $5.2 million charge during the fourth quarter ending December 31, 2004 related to a contract with a supplier.

In November 2002, LESCO and its supplier entered into a five-year supply agreement, which obligated LESCO to purchase annually 8,000 tons of methylene urea fertilizer at a fixed conversion cost of $500/ton plus the prevailing commodities market prices. In the professional green industry, the primary use of methylene urea fertilizer is in the golf market. Due to various issues, including the tepid state of the golf industry, LESCO has been challenged to sell its commitment of 8,000 tons, and has resorted to aggressive promotions and inventory write-downs to liquidate the product. As disclosed in the Company’s third quarter Form 10-Q, LESCO notified its supplier in October 2004 that it intended to cease performing under the agreement. After unproductive settlement negotiations, the Company opted to invoke judicial assistance to determine its liability. On November 29, 2004, LESCO filed a declaratory judgment action against its supplier in the Court of Common Pleas in Cuyahoga County, Ohio to ask the court to determine the Company’s liability to the supplier.

The approximate $5.2 million charge includes the Company’s estimated costs related to the discontinuation of the contract of $2.2 million, forgiveness of a note receivable of $1.3 million, the markdown of inventory value of discontinued methylene urea products of approximately $1.0 million and miscellaneous costs of approximately $0.7 million. LESCO has secured an alternative, lower-cost source of methylene urea fertilizer. The alternative source does not require a tonnage commitment. The Company anticipates that these actions will result in annual savings of over $2 million.

About LESCO, Inc.
LESCO serves more than 130,000 customers worldwide, through 274 LESCO Service Centers®, 72 LESCO Stores-on-Wheels®, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in the third paragraph of this news release relating to the estimated costs related to the charge and the anticipated savings, are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the possibility that the Court could disagree with the Company’s assessment of its liability. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2003.